Exhibit 5.1

March 13, 2019

Fiserv, Inc.,

255 Fiserv Drive

Brookfield, Wisconsin 53045

Re: Registration Statement on Form S-4 Relating to the Agreement and Plan of Merger, dated January 16, 2019, by and among Fiserv, Inc., 300 Holdings, Inc., and First Data Corporation

Ladies and Gentlemen:

I am Chief Legal Officer and Secretary of Fiserv, Inc., a Wisconsin corporation (the “Company”). My opinion has been requested with respect to the Registration Statement on Form S-4 (as it may be amended from to time, the “Registration Statement”) being filed in connection with the shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which are proposed to be issued pursuant to the Agreement and Plan of Merger, dated January 16, 2019, by and among Fiserv, Inc., 300 Holdings, Inc., and First Data Corporation. The Company is filing the Registration Statement with the U.S. Securities and Exchange Commission with respect to the Shares.

In connection with the foregoing, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that when the Registration Statement has become effective under the Securities Act of 1933 and the Shares have been duly issued as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Shares.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Wisconsin, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Fiserv, Inc.	-2-

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Lynn S. McCreary
Lynn S. McCreary
Chief Legal Officer and Secretary